                                                                                                                       Exhibit 99


                                                         MONSANTO COMPANY
                                             COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                      (Dollars in millions)

                                                      Three                     Eight
                                                      Months         Year      Months
                                                      Ended         Ended       Ended
                                                     Nov. 30,      Aug. 31,    Aug. 31,              Year Ended Dec. 31,
                                                       2004          2004        2003        2002       2001       2000      1999
                                                       ----          ----        ----        ----       ----       ----      ----
Income (Loss) from Continuing Operations
     Before Income Taxes
     and Cumulative Effect of
     Accounting Change                               $(230)        $ 402        $ (18)      $ 221      $ 490      $ 353      $291

Add:
     Fixed charges                                      30           112           71         105        147        272       305
     Less capitalized interest                          (1)           (7)          (4)         (8)       (30)       (37)      (23)
     Dividends from affiliated companies                 0             1            0           1          1          1         1
     Equity affiliate expense - net                      6            36           26          43         41         34        18
                                                     ------        -----        -----       -----      -----      -----      ----

Earnings available for fixed charges                 $(195)        $ 544        $  75       $ 362      $ 649      $ 623      $592
                                                     ======        =====        =====       =====      =====      =====      ====

Fixed Charges:
     Interest expense                                $  25         $  91        $  57       $  81       $ 99      $ 214      $269
     Capitalized interest                                1             7            4           8         30         37        23
     Portion of rents representative of
         interest factor                                 4            14           10          16         18         21        13
                                                     -----         -----        -----       -----      -----      -----      ----
Fixed Charges                                        $  30         $ 112        $  71       $ 105      $ 147      $ 272      $305
                                                     =====         =====        =====       =====      =====      =====      ====

Ratio of Earnings to Fixed Charges                   -6.50*         4.86         1.06        3.45       4.41       2.29      1.94
                                                     =====          ====         ====        ====       ====       ====      ====



* Earnings were inadequate to cover fixed charges by $225 million for the three months ended Nov. 30, 2004.